Exhibit 99.1

Dorian LPG Ltd. Announces First  Quarter Fiscal Year 2017 Financial Results

Stamford, CT – July 28, 2016 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended June 30, 2016.

Highlights for the First Quarter Fiscal Year 2017

▪	Revenues of $50.5 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $26,398 for the three months ended June 30, 2016.

▪

Net loss of $1.3 million, or $(0.02) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net income(1) of $3.1 million, or $0.06 adjusted basic and diluted earnings per share(1),  for the three months ended June 30, 2016.

▪ Adjusted EBITDA(1) of $29.6 million for the three months ended June 30, 2016.

▪	Increased vessel operating days to 1,885 in the three months ended June 30, 2016 from 579 in the same period in the prior year and increased fleet utilization to 94.2% from 89.4%.

▪

Repurchase of 1.3 million shares of common stock for approximately $11.7 million during the three months ended June 30, 2016 under the previously announced share repurchase program of up to $100 million.

(1)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE included in this press release. Also, refer to the reconciliation of net income to adjusted net income and net income to adjusted EBITDA included in this press release.

John Hadjipateras, Chairman, President and Chief Executive Officer, commented, "Our results for the quarter, against the backdrop of an increasingly challenging freight market, reflect the benefits derived from the management of the Helios Pool and our balanced chartering strategy. Our utilization rate and daily operating expenses are at competitive levels benefiting from focused management and a modern and homogeneous fleet.  As we pursue our mission of customer service supported by our strong balance sheet, we are evaluating opportunities in the current market conditions.”

First Quarter Fiscal 2017 Results Summary

Our net loss amounted to $1.3 million, or $(0.02) per share, for the three months ended June 30, 2016, compared to net income of $13.7 million, or $0.24 per share, for the three months ended June 30, 2015.

Our adjusted net income amounted to $3.1 million, or $0.06 per share for the three months ended June 30, 2016, compared to $12.3 million, or $0.21 per share for the three months ended June 30, 2015.  We have adjusted our net income for the three months ended June 30, 2016 for unrealized losses on derivative instruments of $4.4 million. Please refer to the reconciliation of net income/(loss) to adjusted net income, which appears later in this press release.

The decrease of $9.2 million in adjusted net income for the three months ended June 30, 2016 compared to the three months ended June 30, 2015 is primarily attributable to an  $11.3 million increase in depreciation and amortization, a $9.3 million increase in vessel operating expenses, a $6.9 million increase in interest in finance costs,  and a $1.1 million increase in realized loss on derivatives, partially offset by a $14.9 million increase in revenues, a $2.7 million decrease in voyage expenses,  and a  $1.6 million decrease in general and administrative expenses.

The TCE rate for our fleet was $26,398 for the three months ended June 30, 2016, a 52.4% decrease from the $55,474 TCE rate from the same period in the prior year, reflecting more subdued market conditions. However, total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 89.4% in the quarter ended June 30, 2015 to 94.2% in the first quarter of fiscal 2017. Please see footnote 6 below for other information related to how we calculate TCE.

Vessel operating expenses per day declined to $8,040 in the three months ended June 30, 2016 from $10,203 in the same period in the prior year. This decrease is primarily due to the increase in the proportion of new VLGCs in our fleet and the phasing out of training costs for new crews that were incurred in the prior period.

Revenues

Revenues, which represent net pool revenues—related party, voyage charters, time charters and other revenues earned by our VLGCs, were $50.5 million for the three months ended June 30, 2016, an increase of $14.9 million, or 41.7%, from $35.6 million for the three months ended June 30, 2015. The increase is primarily attributable to $30.4 million of revenues contributed by fourteen of our newbuilding VLGCs that began operations subsequent to June 30, 2015. This increase was partially offset by a decrease in revenues of $14.6 million, primarily due to a decrease in VLGC rates for vessels that were operating in our fleet during both three month periods, and a decrease of $0.9 million in revenues contributed by a pressurized gas carrier operating in our fleet during the three months ended June 30, 2015 that was sold prior to the three months ended June 30, 2016.

Voyage Expenses

Voyage expenses were $0.8 million during the three months ended June 30, 2016, a decrease of $2.7 million, from $3.5 million for the three months ended June 30, 2015. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including pooling arrangements. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or travelling to or from drydocking. The decrease for the three months ended June 30, 2016, when compared to the three months ended June 30, 2015, was mainly attributable to the fact that none of our VLGCs operated on voyage charters outside of the Helios Pool during the three months ended June 30, 2016 resulting in decreases in VLGC bunker costs of $2.0 million and port expenses of $0.5 million, partially offset by an increase in other voyage expenses of $0.2 million. In addition, a pressurized gas carrier operating in our fleet during the three months ended June 30, 2015 incurred voyage expenses of $0.4 million for the three months ended June 30, 2015 that did not recur during the three months ended June 30, 2016 as it was sold prior to the period.

Vessel Operating Expenses

Vessel operating expenses were $16.1 million during the three months ended June 30, 2016, or $8,040 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $9.3 million from $6.8 million for the three months ended June 30, 2015. The gross increase was primarily the result of an increase in the number of vessels operating in our fleet during the three months ended June 30, 2016 compared to the three months ended June 30, 2015. Vessel operating expenses per calendar day decreased $2,163 from $10,203 for the three months ended June 30, 2015 to $8,040 for the three months ended June 30, 2016. The decrease in vessel operating expenses per day of $2,163 was largely due to a $1.1 million, or $1,689 per vessel per calendar day, reduction in costs relating to the training of additional crew along with the addition of newer vessels, which incur lower operating costs.

Depreciation and Amortization

Depreciation and amortization was $16.2 million for the three months ended June 30, 2016, an increase of $11.3 million, or 233.4%, from $4.9 million for the three months ended June 30, 2015 that mainly relates to depreciation expense for our additional operating vessels.

General and Administrative Expenses

General and administrative expenses were $5.6 million for the three months ended June 30, 2016, a decrease of $1.6 million, or 22.2%, from $7.2 million for the three months ended June 30, 2015. The decrease was mainly due to a decrease of $1.5 million for salaries, wages and benefits (primarily from $2.1 million in cash bonuses to various employees approved by the Board of Directors in May 2015, partially offset by a $0.6 million increase in salaries, wages and benefits resulting from an increase in the number of employees) and $0.3 million for certain non-capitalizable costs incurred prior to vessel delivery, partially offset by an increase of $0.1 million for stock-based compensation and $0.1 million for other general and administrative expenses.

Other Income —Related Parties

Other income —related parties amounted to $0.6 million for the three months ended June 30, 2016, an increase of $0.2 million, or 44.1%, from $0.4 million for the three months ended June 30, 2015. The increase was primarily attributable to an increase of $0.1 million of fees for commercial management services provided by Dorian LPG (UK) Ltd. to the Helios Pool as well an increase of $0.1 million for certain chartering and marine operation services provided by Dorian LPG (USA) LLC and its subsidiaries to Dorian (Hellas), S.A.

Interest and Finance Costs

Interest and finance costs amounted to $7.0 million for the three months ended June 30, 2016, an increase of $6.9 million, or 5,082.8%, from $0.1 million for the three months ended June 30, 2015. The increase of $6.9 million during this period was mainly due to a $5.5 million increase in interest incurred on our long-term debt, amortization and other financing expenses, including capitalized interest, from $1.5 million in the three months ended June 30, 2015 to $7.0 million in the three month period ended June 30, 2016. Additionally, we had no capitalized interest during the three months ended June 30, 2016 compared to $1.4 million during the three months ended June 30, 2015. The average indebtedness, excluding deferred financing fees, during the three months ended June 30, 2016 was $835.3 million compared to $215.5 million during the three months ended June 30, 2015, reflecting debt drawdowns made under our 2015 Debt Facility. The outstanding balance of our long term debt as of June 30, 2016 was $820.7 million excluding deferred financing fees of $22.9 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain/(loss) on derivatives amounted to a loss of approximately $4.4 million for the three months ended June 30, 2016, compared to a gain of $1.4 million for the three months ended June 30, 2015. The $5.8 million change is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves.

Realized Loss on Derivatives

Realized loss on derivatives amounted to a loss of approximately $2.3 million for the three months ended June 30, 2016, an increase of $1.1 million, or 81.3%, from a loss of $1.2 million for the three months ended June 30, 2015. The increase is primarily attributable to six interest rate swaps we entered into subsequent to June 30, 2015, which increased our notional debt amounts.

Share Repurchase Program

In August 2015, our Board of Directors authorized a stock repurchase program of up to $100.0 million of our common stock on or before December 31, 2016.  As of June 30, 2016, we repurchased a total of 3,187,765 shares of our common stock for approximately $32.6 million under this program, resulting in $67.4 million of available authorization remaining. During the three months ended June 30, 2016, we repurchased 1,255,300 shares of our common stock for approximately $11.7 million.

Fleet

The following table sets forth certain information regarding our fleet as of July 26, 2016:

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment(2)	Expiration(3)
VLGCs
Captain Markos NL(4)	82,000	Hyundai	A	2006	—	Time Charter	Q4 2019
Captain John NP	82,000	Hyundai	A	2007	—	Pool	—
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Comet(5)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2019
Corsair(6)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool	—
Cougar	84,000	Hyundai	B	2015	X	Pool	—
Concorde	84,000	Hyundai	B	2015	X	Pool	—
Cobra	84,000	Hyundai	B	2015	X	Pool	—
Continental	84,000	Hyundai	B	2015	X	Pool	—
Constitution	84,000	Hyundai	B	2015	X	Pool	—
Commodore	84,000	Hyundai	B	2015	X	Pool	—
Cresques	84,000	Daewoo	C	2015	X	Pool	—
Constellation	84,000	Hyundai	B	2015	X	Pool	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool	—
Clermont	84,000	Hyundai	B	2015	X	Pool	—
Cratis	84,000	Daewoo	C	2015	X	Pool	—
Chaparral	84,000	Hyundai	B	2015	X	Pool	—
Copernicus	84,000	Daewoo	C	2015	X	Pool	—
Commander(7)	84,000	Hyundai	B	2015	X	Time Charter	Q4 2020
Challenger(8)	84,000	Hyundai	B	2015	X	Pool	Q2 2017
Caravelle	84,000	Hyundai	B	2016	X	Pool	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)

“Pool” indicates that the vessel is operated in the Helios Pool and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(3)	Represents calendar year quarters.
(4)	Currently on time charter with an oil major that began in December 2014.
(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)	Currently on a time charter with a major oil company that began in November 2015.
(8)	Currently on time charter with a trader within the Helios Pool that began in May 2016.

Market Outlook Update

LPG trade fundamentals continue to develop favorably. Through July 2016,  the global seaborne LPG volumes amounted to 48 million metric tons compared to 45 million during the same period last year. In particular, activity from the U.S. Gulf and the Middle East has remained high in 2016, notwithstanding Mt. Belvieu prices remaining higher than expected and a pronounced lack of arbitrage trades in the markets. The pricing competition that has developed between the U.S. Gulf and the Arabian Gulf export nations has kept utilization of the fleet at higher than 90% in spite of more than 30 new vessels having been delivered year-to-date. Favorable pricing compared to  naphtha has helped LPG exports from the U.S. to Europe, China, as Chinese PDH plants continue to operate at 90-100% capacities, and India, as Indian import terminal waiting times are starting to build-up again. U.S. LPG terminal operators have recently seen export cargo volumes cancelled or deferred, and some contracts renegotiated, all of which have helped the seasonal build-up of the U.S. inventory stocks in anticipation of winter demand. The neo-Panama Canal has opened and a number of LPG vessels have transited albeit at higher canal toll levels than anticipated. The impact on the shipping markets is still to be determined.

Spot charter rate levels remain at lower levels, but fleet utilization remains strong. As the remainder of the order-book delivers through the second half of 2016 and into 2017, the shipping market is expected to balance through a combination of increased LPG trade and more vessels slow steaming and performing storage functions or being scrapped.  There can be no assurances concerning the realization of improved future industry conditions or freight rates.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters or the charters of the vessels in the Helios Pool expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter the vessels at similar rates. As a result, we and the Helios Pool may have to accept lower rates or experience off-hire time for the vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2016	June 30, 2015
Statement of Operations Data
Revenues	$50,515,776	$35,642,460
Expenses
Voyage expenses	755,804	3,523,073
Vessel operating expenses	16,095,552	6,754,086
Depreciation and amortization	16,192,745	4,857,427
General and administrative expenses	5,611,310	7,214,280
Loss on disposal of assets	—	105,549
Total expenses	38,655,411	22,454,415
Other income—related parties	552,901	383,642
Operating income	12,413,266	13,571,687
Other income/(expenses)
Interest and finance costs	(7,038,209)	(135,800)
Interest income	23,178	65,585
Unrealized gain/(loss) on derivatives	(4,369,859)	1,386,886
Realized loss on derivatives	(2,256,788)	(1,244,491)
Foreign currency gain/(loss), net	(62,709)	9,016
Total other income/(expenses), net	(13,704,387)	81,196
Net income/(loss)	$(1,291,121)	$13,652,883
Earnings/(loss) per common share—basic and diluted	$(0.02)	$0.24
Other Financial Data
Adjusted EBITDA(1)	$29,576,278	$19,400,254
Fleet Data
Calendar days(2)	2,002	662
Available days(3)	2,002	648
Operating days(4)(7)	1,885	579
Fleet utilization(5)(7)	94.2%	89.4%
Average Daily Results
Time charter equivalent rate(6)(7)	$26,398	$55,474
Daily vessel operating expenses(8)	$8,040	$10,203

(1)

Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, depreciation and amortization and loss on disposal of assets expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2016	June 30, 2015
Net income/(loss)	$(1,291,121)	$13,652,883
Interest and finance costs	7,038,209	135,800
Unrealized gain/(loss) on derivatives	4,369,859	(1,386,886)
Realized loss on derivatives	2,256,788	1,244,491
Stock-based compensation expense	1,009,798	896,539
Depreciation and amortization	16,192,745	4,857,427
Adjusted EBITDA	$29,576,278	$19,400,254

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

TCE rate is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2016	June 30, 2015
Numerator:
Revenues	$50,515,776	$35,642,460
Voyage expenses	(755,804)	(3,523,073)
Time charter equivalent	$49,759,972	$32,119,387
Denominator:
Operating days	1,885	579
TCE rate:
Time charter equivalent rate	$26,398	$55,474

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, which resulted in 1,885 operating days, fleet utilization of 94.2%, and a TCE rate of $26,398 for the three months ended June 30, 2016 and 579 operating days, fleet utilization of 89.4%, and a TCE rate of $55,474, for the three months ended June

30, 2015. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter for the three months ended June 30, 2016 and 2015, our operating days would be increased to 2,002 and 609, respectively, fleet utilization would be increased to 100.0% and 94.0%, respectively, and TCE rate would be reduced to $24,855 and $52,741, respectively. We believe that our methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2016	June 30, 2015
Net income/(loss)	$(1,291,121)	$13,652,883
Unrealized (gain)/loss on derivatives	4,369,859	(1,386,886)
Adjusted net income	$3,078,738	$12,265,997

Earnings/(loss) per common share—basic and diluted	$(0.02)	$0.24
Unrealized (gain)/loss on derivatives	0.08	(0.03)
Adjusted earnings per common share—basic and diluted	$0.06	$0.21

Conference Call

A conference call to discuss the results will be held today, July 28, 2016 at 8:00 a.m. EDT. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 11:00 a.m. EDT and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The pass code for the replay is 13641767. The replay will be available until August 4, 2016, at 11:59 p.m. EDT.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com